RETIREMENT PLAN CUSTODIAL SERVICES CONFIRMATION

THIS CONFIRMS THAT THE OMNI INVESTMENT FUND ("Company") has designated, and hereby designates, INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company with offices at 127 West Tenth Street, Kansas City, Missouri 64105 ("IFTC"), as custodian under the individual retirement account plan ("Plan") sponsored by Company, which is created and governed by the following described Plan documents:



The Omni Investment Fund IRA



IFTC has accepted, and hereby accepts, such appointment and certifies that it is qualified to act as such custodian under the applicable provisions of the Internal Revenue Code of 1986, as amended.

This agreement is made under and subject to the terms of that certain Retirement Plan Custodial Services Agreement by and between Company and IFTC dated as of July 22, 1996 (the "Agreement"), which is hereby incorporated herein by reference.

The Effective Date of this agreement for purposes of the Agreement shall be July 22, 1996.

IN, WITNESS WHEREOF, the parties have caused this instrument to be executed by their respective duly authorized officers.


                             INVESTORS FIDUCIARY TRUST COMPANY


                             By:    /s/ Stephen R. Hilliard
                             Name:      Stephen R. Hilliard
                             Title:     Executive Vice President


                             THE OMNI INVESTMENT FUND


                              By:    /s/ Gregory E. Wolf
                              Name:      Gregory E. Wolf
                              Title:     Treasurer